Exhibit 10.39

PURCHASE AND SALE AGREEMENT (MEMBERSHIP INTERESTS)

This Purchase and Sale Agreement (“Agreement”) is entered into among Shurgard Development IV, Inc., a Washington corporation (“Buyer”), Shurgard Storage Centers, Inc., a Washington corporation (“Shurgard”), and CCPRE-Storage, LLC, a Delaware limited liability company (“Seller”), and, as of June 25, 2004 (the “Effective Date”), within the following context:

RECITALS

A. Seller and Buyer formed and own CCP/Shurgard Venture, LLC (the “Company”), a Delaware limited liability company pursuant to that certain Amended and Restated LLC Agreement dated as of December 26, 2000 (the “LLC Agreement”), regarding the acquisition, leasing, operation, management and sale of certain self storage facilities located throughout the United States (the “Properties”). Shurgard is the sole member of Buyer.

B. Pursuant to the terms of the LLC Agreement and that certain Term Sheet dated June 15, 2004, Buyer desires to purchase the membership interests of Seller in the Company (the “Membership Interests”) and Seller desires to sell the Membership Interests to Buyer upon such terms and conditions as are set forth herein. Unless otherwise expressly provided, capitalized terms used in this Agreement shall have the meanings set forth in the LLC Agreement or the Contribution Agreement.

C. Seller and Buyer therefore desire to enter into this Agreement to reflect the terms for the purchase and sale of Seller’s Membership Interests.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. PURCHASE AND SALE

1.1 Purchase and Sale.

Seller agrees to sell and Buyer agrees to purchase all of Seller’s Membership Interests in the Company as described in the LLC Agreement, including but not limited to, all rights of Seller to participate as a Member of the Company in the allocations, distributions, ownership of the Company’s Properties, and all of the rights, duties and obligations of a Member as set forth in the LLC Agreement. Immediately after the sale of such Membership Interests in accordance with the terms of this Agreement, Seller shall have no further rights, title or interest in the Company including, without limitation, any rights to distributions or allocations of income, gain, loss or deduction.

1.2 Earnest Money.

Within three (3) business days of the execution of this Agreement, Buyer shall deposit $4,600,000 (the “Earnest Money”) into an interest bearing escrow account to be held by LandAmerica Title Insurance Company in Seattle, Washington as set forth in Section 4.1 below. The Earnest Money and any interest earned thereon shall be applied against the Purchase Price at

Closing and be non-refundable to Buyer other than for (a) failure of Shurgard to receive the approval of its Board of Directors by July 2, 2004 for the transaction contemplated herein or (b) failure of Seller to consummate the transaction or to satisfy the conditions set forth in Section 4.2.1 of this Agreement as provided below, provided that any such failure is not directly the result of any action or inaction of Buyer, Shurgard or any affiliate thereof. The Earnest Money shall be released to Seller upon the occurrence of both of the following events: (i) Shurgard’s receipt of approval of its Board of Directors of the transactions contemplated herein by July 2, 2004, and (ii) Seller deposits the Assignment of Membership Interests described in Section 4.2.1 below on or before July 2, 2004.

2. PURCHASE PRICE

Subject to the provisions expressly set forth below, the purchase price for the Membership Interest to be paid by Buyer to Seller on the Closing Date (as defined in Section 4.1 below) shall be Forty Six Million and No/100 Dollars ($46,000,000) (the “Purchase Price”). Such Purchase Price shall be paid in cash. On or prior to the Closing Date, Buyer shall deposit into Escrow as defined and set forth in Section 4.1 below, by wire transfer of federal funds or in another immediately available form, a cash amount equal to the Purchase Price less the amount of Earnest Money. Any interest earned on the Purchase Price in Escrow shall be credited to Buyer.

3. “AS IS” SALE. Buyer, as the Managing Member of the Company and an affiliate of the Manager of the Properties, is familiar with the operation of the Company and the construction, leasing, management and operation of the Company’s Properties. Buyer has had full access to all books and records regarding the Properties, and has made such investigation of the the Properties (including, without limitation, the physical condition and condition of title of the Properties) as Buyer deems necessary or appropriate. Buyer acknowledges and agrees that Buyer will be concluding its purchase of the Membership Interests based solely upon (i) Buyer’s knowledge and investigation of such matters, (ii) Buyer’s assessment of the fair market value of the Membership Interests, and (iii) the representations and warranties of Seller provided in Section 6 below. Buyer further acknowledges that except as to representations and warranties expressly provided in this Agreement, neither Seller, nor any of its respective partners, officers, agents, directors, members, attorneys, employees, brokers or other representatives has made any representations or warranties of any kind whatsoever, either express or implied, with respect to the Properties, and that, except for such representations and warranties of Seller provided in Section 6 below, Buyer is acquiring the Membership Interests “AS IS”, and that by doing so, Buyer is accepting Seller’s indirect interest in the Properties owned by the Company in an “AS IS” condition with all faults.

4. CLOSING

4.1 Escrow Agent, Closing:

The purchase and sale for the Membership Interests shall occur on December 15, 2004, TIME BEING OF THE ESSENCE. The date on which the Assignment of Membership Interests evidencing the transfer of Seller’s Membership Interests to Buyer is delivered to Buyer is herein called the “Closing Date” or the “Closing”. LandAmerica, 1200 Sixth Avenue, Suite 1900, Seattle, WA 98102, (206) 628-2822 or (800) 232-8338, Fax (206) 618-0631, Attention: Laurie Soloway, shall act as escrow agent (“Escrow Agent”) hereunder, and the Closing shall be held at its offices or such other location as the parties may agree upon. Buyer and Seller agree that notwithstanding the fact that the recordation of any documents related to the transfer of the Membership Interests may be on or after the Closing Date, Buyer shall be the owner of the Membership Interests on the Closing Date.

4.2 Transactions at Closing:

4.2.1 Deliveries by Seller. On or before the Closing Date (except as otherwise provided herein), Seller shall deliver to Buyer or to Escrow Agent the following, duly executed and acknowledged by Seller where appropriate:

(i) An Assignment and Assumption of Membership Interests substantially in the form attached as Exhibit “A” hereto (the “Assignment”), which shall be provided on or before July 2, 2004;

(ii) A Certificate executed by a responsible officer of Seller reaffirming all of the representations and warranties made by Seller hereunder as being true as of the Closing Date;

(iii) Reasonable proof of the authority of Seller’s signatories;

(iv) Instructions to Escrow Agent to release the documents referred to in subsections (i) and (ii) above upon receipt of notice from Seller that it has received all sums due it pursuant to this Agreement; and

(v) Seller’s share of the Closing Costs as defined below.

4.2.2 Deliveries by Buyer: On or before the Closing Date, Buyer shall deliver to Seller or to Escrow Agent the following, duly executed by Buyer and acknowledged where appropriate:

(i) The Purchase Price net of the Earnest Money plus the Closing Costs as defined below by wire transfer;

(ii) A counterpart of the Assignment and Assumption of Membership Interests;

(iii) A Certificate executed by a responsible officer of Buyer reaffirming all of the representations and warranties made by Buyer hereunder as being true as of the Closing Date; and

(iv) Reasonable proof of the authority of Buyer’s signatories.

5. CLOSING COSTS; PRORATIONS

5.1 Closing Costs. Buyer and Seller shall each pay one-half of the escrow fee. All other Closing Costs shall be paid by the parties as indicated on Exhibit B attached hereto.

5.2 Prorations:

5.2.1 General. Except as otherwise provided herein, all items of Company income and expenses for the period commencing March 2, 2004 through the Closing Date will be allocated among the members of the Company in accordance with the terms of the LLC Agreement, and all items of income and expense for the period on and after the Closing Date will be for the account of Buyer. Said prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing. All revenues and expenses of the Properties shall be prorated and apportioned as of 12:01 a.m. on the Closing Date.

5.2.2 Operating Distributions. Notwithstanding anything to the contrary provided in the LLC Agreement, any and all Net Cash Flow as that term is defined in the LLC Agreement for the period commencing March 2, 2004 through the Closing Date shall be distributed solely to Seller.

5.2.3 Payment. At least five (5) business days prior to the Closing Date, Escrow Agent shall deliver to Buyer and Seller (based on information provided to Escrow Agent by Seller and Buyer as appropriate) an estimated closing statement (the “Estimated Closing Statement”) for the Properties, setting forth a determination of the prorations described in Section 5.2.4 (b) below with respect to the underlying assets. At least two (2) business days before the Closing Date, Buyer shall cause the Company to deposit the cash into Escrow which would otherwise be distributed to Seller as the Company’s monthly distribution of Net Cash Flow for the partial month of December, 2004 preceding the Closing Date, to cover such items of expense and other liabilities of the Company which are not determinable as of the Closing Date, which items shall be shown on a final closing statement and shall be in form and substance satisfactory to Buyer and Seller (the “Final Closing Statement”). The Final Closing Statement shall also include a working capital reserve consistent with Company past practice to be maintained by the Company to cover accrued but unpaid liabilities not included in the Estimated Closing Statement. Buyer shall deliver the Final Closing Statement to Seller no later than January 31, 2005, together with instructions to Escrow Holder to disburse the amounts credited to the Company and Seller in accordance with the Final Closing Statement. The Final Closing Statement shall, in form and substance, be prepared in a manner consistent with the Estimated Closing Statement (but showing actual amounts, rather than estimated amounts) for each type of line item reflected on the Estimated Closing Statement. Seller and its advisors and accountants shall have fifteen (15) days after receipt to review the Final Closing Statement. The Final Closing Statement will become final and binding on the Parties on the expiration of the time period specified in the preceding sentence.

5.2.4 Prorated Items. Revenues and expenses shall be prorated as follows:

(a) Any rental or other income of the Properties which is payable for periods 30 days or less prior to the Closing Date but which, as of the Closing Date, has not been received by the Company, shall be credited and distributed, post closing, among the members of the Company in accordance with the terms of the LLC Agreement and pursuant to Sections 5.2.2 and 5.2.3 above; provided, however, that such rental or other income if it is due from tenants or other parties who also owe the Company amounts for periods more than thirty (30) days prior to the Closing Date shall become property of Buyer if and when such funds are collected. Any rental or other income of the Properties which is payable for periods more than thirty (30) days prior to the Closing Date but which, as of the date of the Final Closing Statement as described in Section 5.2.3 above, have not been received by the Company shall not be credited to or distributed among the members of the Company in accordance with the terms of the LLC Agreement, but shall be credited to the interest of the Buyer if and when such is collected. Any rental or other income of the Properties previously collected by the Company which represents payments attributable to the use of part or all of the Properties on or after the Closing Date shall be credited to Buyer.

(b) Real estate taxes and assessments shall be prorated as of the Closing (estimated on the basis of the most recent tax statement for the Properties), paid by the Company and allocated among the Members in accordance with their Percentage Interests. Real estate tax refunds received prior to Closing shall be allocated among the Members in accordance with their Percentage Interests. Real estate tax refunds settled with the taxing authority(ies) for the Bethpage and Hempstead Properties for periods prior to the Closing Date but which have not been received by the Company as of the Closing Date (the parties hereto acknowledge and agree that there is an agreed settlement on Bethpage for $629,000) shall be credited to Buyer and Seller in accordance with their original Membership Interests in the Company (80% to Seller and 20% to Buyer), net of expenses incurred in connection therewith. Any real estate tax refunds for the Hempstead and Great Neck Properties for periods prior to the Closing Date but which are received by the Company by December 1, 2005 shall be paid to Buyer and Seller in accordance with their original Membership Interests (80% to Seller and 20% to Buyer), in the Company, net of expenses incurred in connection therewith within ten (10) days of the date of their receipt. If the tax refund for the Hempstead Property is settled prior to the Closing Date, and credited as set forth above, the Company and Buyer shall have no further obligation to credit or distribute tax refunds for any of the other Properties to the Seller following the Closing Date. Buyer agrees to pursue settlements and to prosecute all tax certiorari claims with all diligence in an effort to receive all such refunds as soon as practicable.

(c) All rental payments made by the Company under any ground leases for any of the Properties shall be prorated as of Closing Date.

(d) Utility charges and other items of expenses for the Properties shall be prorated as of the Closing.

6. REPRESENTATIONS AND WARRANTIES OF SELLER

(a) Seller represents, warrants, and covenants that the individuals who have executed this Agreement on behalf of Seller have full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms, and the execution, delivery and performance of the Agreement by Seller have been duly authorized and approved by all requisite action. This Agreement constitutes, and the Assignment when executed and delivered will constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms.

(b) Seller owns, beneficially and of record, all of the Membership Interests, free and clear of any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever (collectively, “Liens”). Upon the delivery of and payment for the Membership Interests at the Closing Date as provided for in this Agreement, Buyer will acquire good and valid title to all the Membership Interests so purchased, free and clear of any Lien other than any Lien created by Buyer.

(c) The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of the Company, Buyer or Shurgard (a) any law applicable to Seller or its affiliates, (b) any provision of any of the organizational documents of Seller or its affiliates or (c) any contract, or any other agreement or instrument to which Seller or its affiliates is a party or by which any of their respective properties or assets may be bound.

7. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents, warrants, and covenants that the individuals who have executed this Agreement on behalf of Buyer have full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms, and the execution, delivery and performance of the Agreement by Buyer have been duly authorized and approved by all requisite corporate action. This Agreement constitutes, and the Assignment when executed and delivered will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms.

8. BROKERAGE COMMISSION AND FINDER’S FEE

Each party warrants to the other that no person or entity can properly claim a right to a real estate commission, real estate finder’s fee, real estate acquisition fee, or other real estate brokerage-type compensation (collectively, “Real Estate Compensation”) based upon the acts of that party with respect to the transaction contemplated by this Agreement, and each party hereby agrees to indemnify, defend and hold harmless the other from and against any loss, cost or expense (including but not limited to attorneys’ fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon such party’s acts.

9. CONDITIONS TO CLOSING

9.1 Conditions Precedent:

9.1.1 Conditions Precedent to Buyer’s Obligations: The obligations of Buyer under this Agreement with respect to the Closing are subject to the satisfaction of the following conditions precedent (the satisfaction of which may be waived only by Buyer):

(i) The representations and warranties made by Seller in Section 6 above being true and correct in all material respects as of the Closing Date without exception with the same force and effect as if they had been made on and as of such date; and

(ii) Seller shall have performed in all material respects all of its obligations and conditions herein required to be performed or observed by it at or prior to Closing.

9.1.2 Conditions Precedent to Seller’s Obligations. The obligations of Seller under this Agreement with respect to the Closing are subject to the satisfaction of the following conditions precedent (the satisfaction of which may be waived only by Seller):

(i) The representations and warranties made by Buyer in Section 7 above being true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date; and

(ii) Buyer shall have performed in all material respects all of its obligations and conditions herein required to be performed or observed by it at or prior to Closing.

10. BREACH AND FAILURE TO CONVEY

10.1 Breach:

10.1.1 Buyer’s Breach: In the event of termination of this Agreement by Seller due to the material breach by Buyer of any of its warranties, representations, covenants, agreements or obligations hereunder, the Earnest Money shall be retained by Seller as its sole liquidated damages, and Seller shall have the right to avail itself of all the rights and remedies set forth in the LLC Agreement and that may be available at law or in equity or otherwise.

10.1.2 Seller’s Breach: In the event of termination of this Agreement by Buyer due to the material breach by Seller of any of its warranties, representations, covenants, agreements or obligations hereunder, Buyer shall be entitled to a return of the Earnest Money and interest thereon, and Buyer shall have the right to avail itself of all the rights and remedies set forth in the LLC Agreement and that may be available at law or in equity or otherwise.

10.3 LLC Agreement, In the event the closing shall not occur for any reason, the parties shall remain members of the Company subject to the rights and obligations set forth in the LLC Agreement. In the event the closing shall not occur for any reason or the transaction contemplated herein is subsequently voided as a bankruptcy preference or a fraudulent transfer, the parties shall remain members of the Company subject to the rights and obligations set forth in the LLC Agreement, hi addition, the parties hereby agree that failure to distribute all Net Cash Flow from March 2, 2004 to the Closing Date (as determined by the Final Closing Statement) to Seller shall be an event of default under the LLC Agreement

11. INDEMNITIES

11.1 Seller’s Indemnification:

From and after the Closing, Seller shall indemnify, defend and hold Buyer and its officers and directors, employees, contractors, agents, subsidiaries and affiliates and its and their respective successors and assigns, harmless from and against any and all damage, loss or liability resulting from any breach by Seller of any of its representations, warranties or covenants under this Agreement. Notwithstanding the foregoing, Seller’s indemnification obligations herein shall not extend to matters for which Buyer is responsible under that certain Management Services Agreement between Buyer, as Property Manager and as Managing Member under the LLC Agreement, and the Company, as owner, dated as of December 26, 2000, as amended.

11.2 Buyer’s Indemnification:

From and after the Closing, Buyer shall indemnify, defend and hold Seller and its partners, and their respective officers, directors, partners, members, employees, contractors, agents, subsidiaries and affiliates and its and their respective successors and assigns, harmless from and against any and all damage, loss or liability resulting from any breach by Buyer of any of its representations or warranties under this Agreement.

12. NOTICES

All notices, requests, demands, instructions, and other documents shall not be effective unless personally delivered or couriered, or sent by facsimile, or mailed, certified or registered mail, return receipt requested, to the following addresses:

If to Buyer:	Shurgard Development IV, LLC c/o Shurgard Storage Centers, Inc., Managing Member 1155 Valley Street, Suite 400 Seattle, WA 98109-4426 Attn: David K. Grant, President
Or if by fax:	(206) 652-3760

With a copy to:	Shurgard Storage Centers, Inc. 1155 Valley Street, Suite 400 Seattle, WA 98109-4426 Attn: General Counsel
Or if by fax:	(206)652-3710

If to Seller:	CCPRE-Storage, LLC c/o J.P. Morgan Partners 1221 Avenue of the Americas 40th Floor New York, NY 10020 Attn: Patrick Sullivan
Or if by fax:	(212) 899-3771

With a copy to:	Steven C. Koppel, Esq. Heller, Ehrman, White & McAuliffe 120 West 45th Street New York, NY 10036
Or if by fax:	(212) 763-7600

A personal or courier delivered or faxed notice shall be effective on delivery; a mailed notice shall be effective upon the date shown on the return receipt or other evidence of delivery; provided, however, that if the recipient refuses to accept delivery, such notice shall be effective when mailed. Receipt of copies by the persons copied above shall not be necessary for the effectiveness of the notice. The addresses may only be changed in the manner provided for giving notice.

13. MISCELLANEOUS PROVISIONS

13.1 Major Decisions:

Notwithstanding anything to the contrary in this Agreement, Buyer agrees that all Major Decisions and/or waivers required by or permitted of the Company under this Agreement shall be made by Seller, acting alone.

13.2 Time:

It is agreed that time is of the essence in the performance of and compliance with each provision of this Agreement.

13.3 Attorneys’ Fees:

If any legal action, arbitration or other proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its actual expenses, including (without limitation) expert witness fees and reasonable attorneys’ fees and disbursements. The phrase “prevailing party” shall include a party who receives substantially the relief desired, whether by settlement, dismissal, summary judgment, judgment or otherwise.

13.4 No Waiver:

Waiver by one party of the performance of any covenant, condition or promise shall not invalidate this Agreement, nor shall it be considered to be a waiver by such party of any other covenant, condition, or promise hereunder.

13.5 Severability:

If, for any reason, any provision of this Agreement shall be held to be invalid or unenforceable, such event shall not affect the validity or enforceability of any other provision of this Agreement.

13.6 Construction:

Where required by the context of this Agreement, the masculine, feminine, or neuter gender and the singular or plural shall each be deemed to include the other. This Agreement shall be construed as a whole and in accordance with its fair meaning, and not in favor of or against any party. The captions are for the convenience of the parties only and shall not affect the provisions of this Agreement.

13.7 Entire Agreement:

This Agreement contains the entire agreement between the parties regarding the purchase and sale of the Membership Interests and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject. This Agreement may only be modified by subsequent written agreement signed by the party to be charged.

13.8 Further Assurances:

Before or after Closing, Seller shall execute and deliver to Buyer and Buyer shall execute and deliver to Seller all such documents reasonably necessary or desirable to effect, confirm or otherwise perfect the transfer of Membership Interests contemplated by this Agreement.

13.9 Survival:

Each of the warranties and representations contained herein shall survive the Closing and shall not be merged into any other document executed and delivered at the Closing, but shall expressly survive and be binding thereafter on Seller and Buyer.

13.10 Governing Law:

This Agreement shall be governed and construed under the laws of the State of Delaware without giving effect to any conflict of laws provisions thereof.

13.11 Successors:

This Agreement shall bind and inure to the benefit of the parties hereto and to their respective transferees, assignees, executors, devisees, guardians and other successors in interest; provided, however, Buyer may not assign its interest in this Agreement to any non-affiliate without the prior consent of Seller, which consent may be withheld in Seller’s sole discretion. Buyer may assign its interest in this Agreement to its affiliate provided that Buyer shall remain liable hereunder notwithstanding such assignment.

13.12 Counterparts:

This Agreement may be executed in any number of facsimile counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same original instrument.

13.13 Confidentiality:

Seller and Buyer shall maintain the confidentiality of this Agreement and shall not disclose the form of this Agreement or of such sale and purchase to any third parties whomsoever other than the Escrow Holder and other persons whose assistance is required in carrying out the terms of this Agreement, including, but not limited to, investors, lenders, accountants, attorneys and advisors, and appraisers. Neither Seller nor Buyer shall, at any time, issue a press release or other communication regarding this transaction unless such release or communication has received the prior written approval of the other party hereto. However, this paragraph shall not be applicable to the Seller or Buyer to the extent Seller or Buyer, or an affiliate thereof, is obligated to disclose information regarding this agreement pursuant to federal or state securities law, state limited liability company laws or a partnership agreement of an affiliate.

Notwithstanding the foregoing, any party to this Agreement (and each employee, representative, or other agent of any such party) may disclose to any and all persons, without limitation of any kind, the United States federal income tax treatment and United States federal income tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, that the foregoing shall not serve to authorize the disclosure of such information to the extent such information is subject to restrictions reasonably necessary to comply with applicable securities laws, and provided, further, that the foregoing shall not serve to authorize the disclosure of the identity of any party or any confidential business information of any party to the extent the disclosure of such identity or information is not related to the United States federal income tax treatment and United States federal income tax structure of the transactions contemplated by this Agreement The parties to this Agreement acknowledge that they have no knowledge or reason to know that such disclosure is otherwise limited.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers the day and year indicated after their respective signatures.

BUYER:

SHURGARD DEVELOPMENT IV, INC. a Washington corporation
By:	SHURGARD STORAGE CENTERS, INC.
Its sole shareholder

By:	/s/ Harrell Beck
Its:	Sr. V. P.

SHURGARD:

SHURGARD STORAGE CENTERS, INC. a Washington corporation

By:	/s/ David Grant
Its:	President

SELLER:

CCPRE-STORAGE, LLC a Delaware limited liability company

By:	CCPRE-STORAGE, LLC a Delaware limited liability company
By:	JPMP Morgan Partners (BHCA), L.P.,
its general partner

By:	JPMP Capital Corp., its general partner

By:	/s/ Patrick J. Sullivan
Name: Patrick J. Sullivan
Title: Managing Director

List of Exhibits:

A	Assignment and Assumption of Membership Interests and Mutual Release

B	Allocation of Closing Costs

EXHIBIT “A”

ASSIGNMENT AND ASSUMPTION OF

MEMBERSHIP INTERESTS AND MUTUAL RELEASE

CCP/SHURGARD VENTURE, LLC

A Delaware limited liability company

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS AND MUTUAL RELEASE (the “Assignment”) is dated and effective as of December 15, 2004 (“Effective Date”), by and between CCPRE-Storage, LLC, a Delaware limited liability company (“Assignor”), Shurgard Development IV, Inc., a Washington corporation (“Assignee”), and Shurgard Storage Centers, Inc., a Washington corporation (“Guarantor”), with reference to the following facts:

RECITALS

A. Assignor and Assignee formed and own CCP/Shurgard Venture, LLC (the “Company”), a Delaware limited liability company pursuant to that certain Amended and Restated LLC Agreement dated as of December 26, 2000 (the “LLC Agreement”), regarding the acquisition, leasing, operation, management and sale of certain self storage facilities located throughout the United States (the “Properties”). Guarantor is the sole shareholder of Assignee.

B. Pursuant to the terms of that certain Purchase and Sale Agreement (Membership Interests) between Assignor and Assignee of even date (the “Purchase Agreement”), Assignee is purchasing the membership interests of Assignor in the Company (the “Membership Interests”). Unless otherwise expressly provided, capitalized terms used in this Agreement shall have the meanings set forth in the LLC Agreement, the related exhibits thereto, or the Purchase Agreement.

C. The parties hereto agree as set forth below with respect to the assumption and assignment of the Membership Interests, and the release of claims related thereto.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor, Assignee and Guarantor agree as follows:

1. Assignment and Assumption. Subject to satisfaction of Assignee’s closing deliveries as set forth in the Purchase Agreement, Assignor hereby assigns, delegates, sets over and transfers to Assignee all of Assignor’s right, title and interest in and to the Membership Interests, including Assignor’s Capital Account and all income, gain, loss, deduction and any other items allocable to the Membership Interests on or after the Closing Date (hereinafter collectively referred to as the “Transferred Membership Interests”). Assignee accepts the assignment and delegation by Assignor, agrees to be bound by the terms of the LLC Agreement, and undertakes, assumes and agrees at Assignee’s sole cost and expense, punctually and faithfully to perform, pay or discharge when due and otherwise in accordance with their respective terms, all agreements, covenants, conditions, obligations and liabilities of Assignor with respect to the Transferred Membership Interests arising on or after the Closing Date, and releases Assignor from all agreements, covenants, conditions, obligations and liabilities of Assignor with respect to the Transferred Membership Interests arising on or after the Closing Date. Immediately after the sale of such Membership Interests, and except as otherwise set forth in the Purchase Agreement, Assignor shall have no further rights, title or interest in the Company or the Properties including, without limitation, any rights to distributions or allocations of income, gain, loss or deduction.

2. Release by Assignor. Assignor, on behalf of itself and its affiliates, and all others claiming an interest on behalf of Assignor, does hereby agrees to absolutely and unconditionally release and forever discharge Assignee, Guarantor and their respective affiliates, predecessors, successors and assigns, and their respective past and present officers, partners, trustees, employees, agents and representatives, or their respective marital communities, of and from any and all claims, causes of action, damages, costs, losses and expenses of any kind, nature or description, whether arising at law or in equity, including claims under federal or state securities laws, or other federal or state statutes, or common law or otherwise, arising exclusively out of the LLC Agreement, the Management Agreement, the Guaranties executed by Guarantor in connection therewith, or any of the other documents related to the Company or the transactions contemplated thereunder. Assignor is not releasing any claims related to a breach of Assignee’s representations, warranties, agreements or covenants under the Purchase Agreement except as set forth therein.

3. Release by Assignee. Assignee, on behalf of itself and its affiliates, and all others claiming an interest on behalf of Assignee, do hereby absolutely and unconditionally release and forever discharge Assignor and its affiliates, predecessors, successors and assigns, and its past and present officers, directors, shareholders, employees, agents and representatives, or their respective marital communities, of and from any and all claims, causes of action, damages, costs, losses and expenses of any kind, nature or description, whether arising at law or in equity, including claims under federal or state securities laws, or other federal or state statutes, or common law or otherwise, arising exclusively out of the LLC Agreement, the Management Agreement, the Contribution Agreement, the Guaranties executed by Guarantor in connection therewith, or any of the other documents related to the Company or the transactions contemplated thereunder. Assignee is not releasing any claims related to a breach of Assignor’s representations, warranties, agreements or covenants under the Purchase Agreement except as set forth therein.

4. Release by Guarantor. Guarantor, on behalf of itself and its affiliates, and all others claiming an interest on behalf of Guarantor, do hereby absolutely and unconditionally release and forever discharge Assignor and its affiliates, predecessors, successors and assigns, and its past and present officers, directors, shareholders, employees, agents and representatives, or their respective marital communities, of and from any and all claims, causes of action, damages, costs, losses and expenses of any kind, nature or description, whether arising at law or in equity, including claims under federal or state securities laws, or other federal or state statutes, or common law or otherwise, arising exclusively out of the LLC Agreement, the Management Agreement, the Contribution Agreement, the Guaranties executed by Guarantor in connection therewith, or any of the other documents related to the Company or the transactions contemplated thereunder. Guarantor is not releasing any claims related to a breach of Assignor’s representations, warranties, agreements or covenants under the Purchase Agreement except as set forth therein.

5. Severability. If any provision of this Assignment or its application to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Assignment and the application of such provisions to other persons or circumstances, other than those to which it is held invalid, shall not be affected thereby and shall be enforced to the fullest extent permitted by law; provided that the invalidity of such provision does not materially adversely affect the benefits accruing to any party hereunder.

6. Governing Law. This Assignment and the rights and obligations of the parties hereunder shall in all respects be governed by and construed and enforced in accordance with the laws of the Delaware without giving effect to any conflict of laws provisions thereof.

7. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8. Amendments. This Assignment may be amended or modified only by a written instrument executed by the party asserted to be bound thereby.

9. Further Acts. Each party shall, at the request of the other, execute, acknowledge (if appropriate) and deliver such additional documents and do such other acts, as may be reasonably required in order to accomplish the intent and purposes of this Assignment.

10. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Assignment by their duly authorized officers the day and year indicated after their respective signatures.

ASSIGNOR:	CCPRE-STORAGE, LLC a Delaware limited liability company

	By:	CCPRE-STORAGE, LLC
a Delaware limited liability company

	By:	JPMP Morgan Partners (BHCA), L.P.,
its general partner

	By:	JPMP Capital Corp., its general partner

By:
Name: Patrick J. Sullivan
	Title:	Managing Director

(Signatures continue on next page)

ASSIGNEE:	SHURGARD DEVELOPMENT IV, INC. a Washington corporation

	By:	SHURGARD STORAGE CENTERS, INC.
Its sole shareholder

By:
Its:

GUARANTOR:	SHURGARD STORAGE CENTERS, INC. a Washington corporation

By:
Its:

EXHIBIT “B”

CLOSING COST ALLOCATIONS

CCPRE-STORAGE, LLC, AS SELLER

SHURGARD DEVELOPMENT IV, INC., AS BUYER

•	Escrow Fees (including any Sales Tax)

Divided equally between Seller and Buyer.

•	Title Insurance Premiums N/A

•	Recording Fees

Buyer pays cost of recording deeds of trust/mortgages, or documents required to clear title if applicable.

•	Sales Tax on Personal Property N/A

•	Real Estate or Membership Interest Transfer Tax (state and local)

Transfer taxes, if due under applicable law, will be paid by the party which is customarily liable for payment according to the customary practice for real estate transactions in the jurisdiction(s) where the Properties are located.

•	Loan Costs if applicable

Buyer Cost

•	Mortgage Tax if applicable

Buyer Cost